Exhibit 107

Calculation of Filing Fee Table

SC TO-I

(Form Type)

Allego N.V.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Transaction Valuation	Fee Rate	Amount of filing fee

Fees to Be Paid	$2,483,990.64(1)	$110.20 per $1,000,000	$273.74

Fees Previously Paid	—		—

Total Transaction Value	$2,483,990.64

Total Fees Due for Filing			$273.74

Total Fees Previously Paid			—

Total Fee Offsets			—

Net Fee Due			$273.74

(1)

The transaction valuation is estimated solely for purposes of calculating the amount of the filing fee. Allego N.V. (the “Company”) is offering holders of a total of 13,799,948 warrants to purchase the Company’s ordinary shares, each with a nominal value of € 0.12 (“Ordinary Shares”), outstanding as of August 25, 2023, the opportunity to exchange such warrants and receive 0.23 Ordinary Shares in exchange for each warrant. The transaction value was determined by using the average of the high and low prices of the warrants as reported on the New York Stock Exchange (the “NYSE”) on August 24, 2023, which was $0.18 per warrant.